The Chefs’ Warehouse, Inc. Completes Public Offering of Common Stock

GlobeNewswire •  December 19, 2017
RIDGEFIELD, Conn., Dec. 19, 2017 (GLOBE NEWSWIRE) -- The Chefs’ Warehouse, Inc. (the “Company”) (CHEF), a premier distributor of specialty food products in the United States and Canada, announced today the completion of its previously announced underwritten public offering of 1,900,000 shares of its common stock. The offering resulted in net proceeds of approximately $34.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. Jefferies LLC acted as the sole underwriter for the offering. The Company expects to use the net proceeds from the sale of its common stock for general working capital and corporate purposes.
A shelf registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on June 30, 2016. This offering is being made only by means of a preliminary prospectus supplement, final prospectus supplement and accompanying base prospectus, which are filed with the SEC. A preliminary and final prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available for free on the SEC’s website at http://sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 547-6340, or by email at prospectus_department@jefferies.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there by any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. Forward-looking statements in this news release may address the following subjects among others: the anticipated terms and size of the offering and the anticipated use of proceeds from the offering. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with SEC on March 10, 2017 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.
About The Chefs’ Warehouse
The Chefs’ Warehouse, Inc. is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 43,000 products to more than 28,000 customer locations throughout the United States and Canada.
Contact:
Investor Relations:
Jim Leddy, (718) 684-8415